Exhibit 3.11

CERTIFICATE OF OWNERSHIP AND MERGER

OF

REXNORD PLUMBING ACQUISITION CORP.

(a Delaware corporation)

INTO

JACUZZI BRANDS, INC.

(a Delaware corporation)

(Pursuant to Section 253 of the General Corporation Law of the State of Delaware)

February 7, 2007

Rexnord Plumbing Acquisition Corp. (hereinafter called the “Company”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify:

1.	The Company is a business corporation of the State of Delaware.

2.	The Company is the owner of all of the outstanding shares of the stock of Jacuzzi Brands, Inc., a Delaware corporation (“Jacuzzi”).

3.	On February 7, 2007, the Board of Directors of the Company, by unanimous written consent pursuant to Section 141(f) of the DGCL and Article III of the Bylaws of the Company, adopted the following resolutions to merge the Company with and into Jacuzzi (the “Merger”):

RESOLVED, that the Company, which is the parent corporation and the owner of all the issued and outstanding shares of Jacuzzi, hereby approves the merger of the Company with and into Jacuzzi pursuant to the Section 253 of the DGCL;

RESOLVED, that at the Effective Time (as herein defined) all of the estate, property, rights, privileges, powers and franchises of the Company be vested in and held and enjoyed by Jacuzzi as fully and entirely and without change or diminution as the same were before held and enjoyed by the Company;

RESOLVED, that at the Effective Time, Jacuzzi shall assume all of the obligations of the Company;

RESOLVED, that the separate existence of the Company shall cease at the Effective Time pursuant to the provisions of the DGCL; and that Jacuzzi shall continue its existence as the surviving corporation pursuant to the provisions of the DGCL;

RESOLVED, that at the Effective Time (i) each issued and outstanding share of common stock, par value $.01 per share, of the Company (“Company Common Stock”) shall automatically be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of Jacuzzi (“Jacuzzi Common Stock”) and (ii) each issued share of Jacuzzi Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and shall be surrendered and extinguished;

RESOLVED, that upon surrender by the sole stockholder of the Company of the certificate or certificates representing shares of the Company Common Stock owned by such stockholder, Jacuzzi shall issue a certificate or certificates representing shares of Jacuzzi Common Stock to such sole stockholder in proportion to the Company’s interest in Jacuzzi immediately prior to the Effective Time;

RESOLVED, that the Company shall cause to be executed and filed and recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction;

RESOLVED, that the form, terms and provisions of the Certificate of Ownership and Merger to be filed with the Secretary of State of the State of Delaware (the “Certificate of Ownership”), substantially in the form previously submitted to the Board, be, and they hereby are, in all respects adopted, approved, ratified and confirmed; and that the Officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, and under its corporate seal or otherwise, to enter into, execute, deliver and file the Certificate of Ownership with such additions thereto or deletions therefrom as such Officer or Officers shall, in his or her discretion, determine to be necessary, proper or advisable, such determination to be evidenced conclusively by the execution, delivery and filing thereof;

RESOLVED, that the Merger shall become effective upon the filing of the Certificate of Ownership with the Secretary of State of the State of Delaware (the “Effective Time”);

RESOLVED, that from and after the Effective Time, Jacuzzi’s name shall be changed to “Rexnord-Zurn Holdings, Inc.”;

RESOLVED, that from and after the Effective Time, the bylaws and certificate of incorporation of the Jacuzzi, as in effect immediately prior to the Effective Time, shall continue to be the bylaws and certificate of incorporation of Jacuzzi;

RESOLVED, that from and after the Effective Time, until successors are duly elected or appointed, the directors and officers of Jacuzzi shall continue to be the directors and officers of Jacuzzi;

Further Actions

RESOLVED, that the Officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to make all such arrangements, to take all such further action, to cause to be prepared and filed all such documents, to make all expenditures and incur all expenses, and to pay all required fees, and to execute and deliver, in the name of and on behalf of the Company, all agreements, instruments, mortgages, leasehold mortgages, trust deeds, deeds of trust, documents and certificates (including stock certificates), including without limitation, officers’ certificates, as they may deem necessary, appropriate or advisable in order to fully effectuate the purpose of each and all of the foregoing resolutions and the execution by such Officer of any such agreement, instrument, mortgage, leasehold mortgage, trust deeds, deeds of trust, document or certificate or the payment of any such expenditures or expenses or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Company and the approval and ratification by the Company of the agreement, instrument, mortgage, leasehold mortgage, document or certificate so executed, the expenses or expenditures so paid and the action so taken; and

RESOLVED, that for purposes of the foregoing resolutions, the term “Officers” shall mean and include, as applicable the Company, the Chairman, the Chief Executive Officer, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer, any other duly authorized officer of the Company or any of them.

4.	The sole stockholder of the Company approved the Merger pursuant to Section 228 of the DGCL.

5.	The Merger shall be effective upon filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Ownership and Merger as of the date first written above.

REXNORD PLUMBING ACQUISITION CORP.

By:	/s/ George C. Moore
Name:	George C. Moore
Title:	Executive Vice President

[CERTIFICATE OF OWNERSHIP AND MERGER]

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 06:00 PM 02/04/1998 981046177 - 2855312

CERTIFICATE OF INCORPORATION

OF

JACUZZI BRANDS, INC.

I, the undersigned natural person acting as an incorporator of a corporation (hereinafter called the “Corporation”) under the General Corporation Law of the State of Delaware, do hereby adopt the following Certificate of Incorporation for the Corporation:

FIRST: The name of the Corporation is JACUZZI BRANDS, INC.

SECOND: The registered Office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation will have perpetual existence.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1000 shares, par value $.01 per share, designated Common Stock.

FIFTH: The name of the incorporator of the Corporation is Marita A. Baker and the mailing address of such incorporator is 767 Fifth Avenue, New York, New York 10153.

SIXTH: The number of directors constituting the initial board of directors is three (3) and the name and mailing address of each person who is to serve as director until the first annual meeting of stockholders or until his successor is elected and qualified are as follows:

David H. Clarke

101 Wood Avenue South

Iselin, New Jersey 08830

John G. Ráos

101 Wood Avenue South

Isclin, New Jersey 08830

George H. MacLean

101 Wood Avenue South

Isclin, New Jersey 08830

SEVENTH: Directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide.

EIGHTH: The directors of the Corporation shall have the power to adopt, amend, and repeal the bylaws of the Corporation.

NINTH: No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any person (as used herein “person” means other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the stockholders. Common or Interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

TENTH: The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturor, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation,, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Tenth is in effect. Any repeal or amendment of this Article Tenth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Tenth. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Delaware General Corporation Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Eleventh by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In Addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Eleventh, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the Delaware General Corporation Law.

TWELETH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of Delaware.

I, the undersigned, for the purpose of forming the Corporation under the Laws of the State of Delaware, do make, file, and record this Certificate of Incorporation and do certify that this is my act and deed and that the facts stated herein are true and, accordingly, I do hereunto set my hand on this 4th day of February, 1998.

/s/ MARITA A. BAKER
MARITA A. BAKER